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                                                                   Exhibit 10.10


                          INVESTMENT BANKING AGREEMENT


This Agreement is made as of this day April 1, 2003, by and between CytRx Corporation; having its business office at 11726 San Vicente Boulevard, Suite 650 , Los Angeles, California 90049 (the "Company") and Rockwell Asset Management Inc., with its principal office located at 175 Pinelawn Road, Suite 100, Melville, New York, 11747 (the "Consultant").

WHEREAS, the Company desires to retain the Consultant and the Consultant desires to be retained by the Company, all pursuant to the terms and conditions hereinafter set forth: NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

1. RETENTION - The Company hereby retains the Consultant to perform non-exclusive consulting services related to corporate finance and other matters, and the Consultant hereby accepts such retention and shall perform for the Company the duties described herein, faithfully and to the best of its ability. In this regard, subject to paragraph 7 hereof, the Consultant shall devote such time and attention to the business of the Company, as shall be determined by the Consultant, subject to the direction of the Chief Executive Officer of the Company.

     a) The Consultant agrees, to the extent reasonably required in the conduct of the business of the Company, and at the Company's request, to place at the disposal of the Company its judgement and experience and to provide business development services to the Company including the following:

          (i)    Review business plans and projections.
          (ii)   Review financial data as it relates to financing.
          (iii) Advise on the Company's capital structure and on alternatives for raising capital
          (iv) Review and advise on prospective mergers and acquisitions, and on any financing required to complete such transactions.
          (v)    Advise on issues relating to public offerings
          (vi)   Review managerial needs.
          (vii)  Advise on issues relating to public relations.
          (viii) Expose the Company to potential institutional and private investors.

2. TERM - The Consultant's retention hereunder shall be for a term of twelve months commencing on the date of this Agreement.

3. COMPENSATION - The Consultant shall be compensated in accordance with the following schedule:

          (a) The Company shall pay to the Consultant a one-time fee of $25,000, payable at the signing of this Agreement.

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          (b)  The Company shall pay to the Consultant a monthly fee of $7,500 per month. The first three (3) months will be paid at the signing of this Agreement with monthly payments commencing July 15, 2003.

          (c) The Company shall grant to the Consultant a warrant (the "Warrant"); to purchase 400,000 shares of the common stock of the Company for a period of forty-eight (48) months according to the following schedule; 100,000 at an exercise price of $.75 per share, 100,000 at an exercise price of $.90 per share and 200,000 at an exercise price of $1.05 per share. The holder of the Warrant may exercise all or any part of the Warrant in a cashless exercise. Rockwell Asset Management retains the right to assign these warrants to a different entity or individual.

4. EXPENSES - The Company agrees to reimburse the Consultant for reasonable expenses incurred by the Consultant in connection with the services rendered hereunder, including but not limited to the Consultant's due diligence activities with respect to the Company. Any such expenses shall require the prior written approval of the Company.

5. INDEMNIFICATION - Since the Consultant will be acting on behalf of the Company in connection with its engagement hereunder, the Company and Consultant have entered into a separate indemnification agreement substantially in the form attached hereto as Exhibit A and dated the date hereof, providing for the indemnification of Consultant by the Company. The Consultant has entered into this Agreement in reliance on the indemnities set forth in such indemnification agreement.

6. STATUS OF CONSULTANT - The Consultant shall be deemed to be an independent contractor and, except as expressly provided or authorized in this Agreement, shall have no authority to act for or represent the Company. Rockwell Asset Management is not a registered Broker/Dealer.

7. OTHER ACTIVITIES OF CONSULTANT - The Company recognizes that the Consultant now renders and may continue to render financial consulting and other investment banking services to other companies, which may or may not conduct business and activities similar to those of the Company. The Consultant shall not be required to devote its full time and attention to the performance of its duties under this Agreement, but shall devote only so much of its time and attention as it deems reasonable or necessary for such purposes. The Consultant shall give written notice to the Company upon acceptance of any investment banking agreement with other companies in similar industries and businesses. The Consultant agrees to maintain as confidential any information it procures in rendering consulting services hereunder regarding the Company that is not generally known to the public, and agrees to not transmit any of such information to: (i.) any employees of Consultant engaged in the trading of the Company's securities; or (ii) any competitors of the Company for whom Consultant performs consulting services.

8. CONTROL - Nothing contained herein shall be deemed to require the Company to take any action contrary to its Certificate of Incorporation or By-Laws, or any applicable

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     statute or regulation, or to deprive its Board of Directors of their responsibility for any control of the conduct of the affairs of the Company.

9. NOTICES - Any notices hereunder shall be sent to the Company and the Consultant at their respective addresses above set forth. Any notice shall be given by registered or certified mail, postage prepaid, or overnight receipted delivery service (such as Federal Express) and shall be deemed to have been given when deposited in the United States mail. Either party may designate any other address to which notice shall be given, by giving written notice to the other of such change in address in the manner herein provided.

10. GOVERNING LAW - This Agreement has been made in the State of California and shall be construed and governed in accordance with the laws thereof without regard to conflicts of laws.

11. ENTIRE AGREEMENT - This Agreement contains the entire agreement between the parties, may not be altered or modified, except in writing and signed by the party to be charged thereby and supersedes any and all previous agreements between the parties.

12. BINDING EFFECT - This Agreement shall be binding upon the parties hereto and their respective heirs, administrators, successors, and assigns.

13. TERMINATION - Either party may terminate this Agreement for cause, in writing. If the Agreement is terminated, the Consultant keeps all cash paid to date, and the warrants will have vested on the basis of 1/12 per month.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.




CYTRX CORPORATION                                    ROCKWELL ASSET MANAGEMENT



 /s/ Steven Kriegsman                                  /s/ Bruce Guarino
----------------------------                         --------------------------
Steven Kriegsman                                     Bruce Guarino
Chief Executive Officer                              Chief Executive Officer

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                                   EXHIBIT A


                                                                   April 1, 2003


Rockwell Asset Management
175 Pinelawn Road
Suite 100
Melville New York 1174

Gentlemen:

In connection with our engagement of Rockwell Asset Management Inc. (the "Consultant") as our financial advisor and investment banker, we hereby agree to indemnify and hold the Consultant and its affiliates, and the directors, officers, partners, shareholders, agents and employees of the Consultant (collectively the "Indemnified Person"), harmless from and against any and all claims, actions, suits, proceedings, (including those of shareholders), damages, liabilities and expenses incurred by any of them (including but not limited to, reasonable fees and expenses of counsel) which are (A) related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with our engagement of the Consultant pursuant to the Investment Banking Agreement, of even date herewith, between the Consultant and us (the "Investment Banking Agreement"), or
(B) otherwise related to or arise out of the Consultant `s activities on our behalf pursuant to the Consultant's engagement under the Investment Banking Agreement, and we shall reimburse any Indemnified Person for all reasonable expenses (including, but not limited to, fees and expenses of counsel) incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit, or proceeding (collectively a "Claim"), whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party. We will not, however, be responsible for any claim which is finally lawfully determined to have resulted exclusively from the gross negligence or willful misconduct of any person seeking indemnification hereunder. We further agree that no Indemnified Person shall have any liability to us for or in connection with the Consultants engagement under the Investment Banking Agreement except for any Claim incurred by us solely as a direct result of any Indemnified Person's gross negligence or willful misconduct.

We further agree that we will not, without the prior written consent of the Consultant, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise, or consent includes a legally binding, unconditional, and irrevocable release of each Indemnified Person hereunder from any and all liability arising out of such Claim.

Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify us in writing of such complaint or of such assertion or institution, but failure to so notify us shall not relieve us from any obligation we have hereunder, unless, and only to the extent that, such failure results in the forfeiture by us of substantial rights and defenses, and such failure to so notify us will in any event relieve us from any other obligation or liability we may have to any Indemnified Person other than under this agreement. If we so elect or are requested by such Indemnified Person, we will assume the defense of such Claim, including the employment of counsel reasonable satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that such Indemnified Person reasonably determined in its sole judgment that having common counsel would present such counsel with a conflict of interest or such Indemnified Person concluded that there may be legal defenses available to it or other Indemnified Persons that are different from or in addition to those available to us, then such Indemnified Person may employ its own separate counsel to represent or defend it in any such Claim and we shall pay the reasonable fees and expenses of such counsel. Notwithstanding anything herein to the contrary, if we fail timely or diligently to defend, contest or otherwise protect against any Claim, the relevant Indemnified Party shall have the right, but not the obligation, to defend, contest, compromise, settle, assert cross claims or counterclaims, or otherwise protect against the same, and shall be fully indemnified by us, including, but not limited to, the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or the settlement thereof. In any Claim in which we assume the defense, the Indemnified Person shall have the right to participate in such defense and to retain its own counsel therefor at its own expense.

It is understood that, in connection with the Consultant's engagement under the Investment Banking Agreement, the Consultant may be engaged to act in one or more additional capacities and that the terms of the original engagement or any such additional engagement may be embodied in one or more separate written agreements. The provisions of this Agreement shall apply to the original engagement and any such additional engagement and shall remain in full force and effect following the completion or termination of the Consultant's engagement(s).


                                            Very truly yours,

                                            CYTRX CORPORATION



                                            By:  /s/ Steven Kriegsman
                                               ------------------------
                                                     Steven Kriegsman
                                                     Chief Executive Officer

CONFIRMED AND AGREED TO:

ROCKWELL ASSET MANAGEMENT


By:   /s/ Bruce Guarino
   ------------------------------
         Bruce Guarino
         Chief Executive Officer